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EXHIBIT 5.1

[O'MELVENY & MYERS LLP LETTERHEAD]

May 21, 2002

The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

Re:	$1,000,000,000 Aggregate Offering Price of Securities of the Macerich Company

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by The Macerich Company (the "Company") with the Securities and Exchange Commission on May 21, 2002 in connection with the registration of $1,000,000,000 aggregate offering price of securities (the "Securities"), consisting of shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), warrants to purchase shares of Common Stock (the "Warrants"), and rights to purchase shares of Common Stock (the "Rights"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

        Subject to (i) the proposed additional proceedings being taken as now contemplated by us and Ballard Spahr Andrews & Ingersoll, LLP as your counsel prior to the issuance of the Securities; (ii) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended; (iii) in the case of the shares of Common Stock, the execution and delivery of and payment for the shares of Common Stock and the countersigning of the certificate or certificates representing the shares of Common Stock by a duly authorized officer of the registrar for the Common Stock; (iv) in the case of the Warrants, the due authorization, execution and delivery of a Warrant Agreement, the execution and delivery of and payment for the Warrants and the countersigning of the certificate or certificates representing the Warrants by a duly authorized officer of the Warrant agent; and (v) in the case of the Rights, the due authorization, execution and delivery of a Rights Agreement, the execution and delivery of and payment for the Rights and the countersigning of the certificate or certificates representing the Rights by a duly authorized officer of the Rights agent, it is our opinion that:

        1.    The Common Stock (including any Common Stock that may be issuable pursuant to the exercise of any Warrants or Rights) will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

        2.    The Warrants will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

        3.    The Rights will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

Respectfully submitted,

/s/ O'MELVENY & MYERS LLP

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  EXHIBIT 5.1